Exhibit 99.1

AITX’s Subsidiary, Robotic Assistance Devices, Announces Planning for 1000 RIO Version 4 Production Run

RAD also Considering Expanding Manufacturing Capacity to Accommodate 2000 ROSA Units in 2024

Detroit, Michigan, September 28, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced plans related to the development and production of its innovative RIO™ solar-powered security tower solutions.

Specifically, the Company noted that it has begun an approximately 5-month effort to complete full design upgrades for RIO version 4.x with prototypes and supply chain coordination. These efforts are expected to yield the most highly designed RAD solution with the most comprehensive input from related supply chain vendors. It is expected that RIO version 4.x production will begin at the beginning of AITX’s fiscal year, March 2024.

“Planning this size of an endeavor, and allowing sufficient time enables us to work through the supply chain to find cost savings on parts and manufacturing,” said Steve Reinharz, CEO of AITX and RAD. “Furthermore, it allows completion of improvements to ROSA that will provide further cost and production savings. The goals of these efforts are to solidify RAD’s lead in the solar-powered tower space by offering unmatched functionality at an unmatched price. This is the first existing market we are targeting to dominate.”

“ROSA’s forthcoming enhancements, to be in version 4.0, are the culmination of RAD’s Autonomous Remote Solutions concepts that we have pioneered over the years,” commented Ioan Pop, Vice President of Research and Development at RAD. “We’ve made great strides in design efficiencies, reduction in power consumption, and vast improvements and enhancements to our AI analytics.”

Expect further details to be disclosed at the AITX Investor Town Hall and RAD Technology Reveal to be held on November 3rd. Those interested in attending the event may register here.

Beginning in the first half of 2024 and based on expected sales demand, RAD plans to scale RIO units’ production to approximately 100 units per month.

“RIO’s expected sales success gives us a new challenge at the REX, manufacturing space,” said Luke Ross, Vice President of Production at RAD. “We plan on continuing to invest in the REX, building ROSA, AVA, TOM and RADDOG, and other electronics assembly and testing while evaluating an additional location for RIO assembly and QC. If we’re planning for 100 units a month, we will simply need more space.”

“This is not simply about expansion and innovation,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “It’s also about steering the Company on the path towards becoming cash flow positive, a pivotal milestone underscoring our commitment to delivering shareholder value, consistent growth and industry leadership.”

Sitting atop a standard RIO 360 configuration are dual ROSA units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published four Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz